n e w s r e l e a s e Humana Inc.

500 West Main Street

P.O. Box 1438

Louisville, KY 40201-1438

http://www.humana.com

FOR MORE INFORMATION CONTACT:

Humana Guidance when you need it most

Regina Nethery

Humana Investor Relations

(502) 580-3644

e-mail: mailto:Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: mailto:Tnoland@humana.com

Humana Partners with CMS and other Medicare Health Plans in Temporarily Suspending Marketing of its Medicare Advantage Private Fee-For-Service Product
  EPS impact of voluntary suspension of marketing of non-group PFFS product expected to approximate no more than $0.02 per share in 2007
  2007 EPS guidance raised; now anticipated to be at least $4.25 per share reflecting favorable operating performance

LOUISVILLE, KY (June 15, 2007) - Humana Inc. (NYSE: HUM) today announced that it is partnering with the Centers for Medicare and Medicaid Services (CMS) and other Medicare health plans in temporarily suspending marketing of its non-group Medicare Advantage Private Fee-For-Service (PFFS) product. This voluntary pledge only affects PFFS marketing to individual seniors and comes in response to concerns expressed by CMS regarding marketing practices across the sector. The Medicare Advantage group PFFS and individual HMO and PPO products are not affected by this decision.

"Protecting our nation's seniors through the integrity of the Medicare program is vitally important," said Michael B. McCallister, Humana's president and chief executive officer. "We take very seriously this pledge to partner voluntarily with CMS and our peers as we pause, step back and make necessary changes. It is consistent with our long-standing commitment to continuous quality improvement through our 20 years as a trusted Medicare contractor. We believe first and foremost that seniors will benefit from these changes. Second, due to our unique distribution model with its emphasis on a large employed sales force, we believe Humana's competitive position will be strengthened when we re-enter the individual PFFS market."

Consistent with its dedication to continuous improvement, Humana has already begun making changes to its PFFS marketing and oversight processes, including changes not contained in the voluntary pledge, and expects all changes to be in place and approved by CMS before the beginning of the marketing cycle for the 2008 open enrollment season on October 1, 2007. In the interim, the company anticipates its 2007 gross PFFS sales will be reduced from its previous expectations by approximately 8,000 members each month the voluntary marketing suspension is in place.

The related effect upon the company's diluted earnings per common share for the year ending December 31, 2007 (FY07) is anticipated to approximate no more than $0.02 per share. The company, having now closed the books for May 2007, is additionally raising its guidance for FY07 EPS to at least $4.25, reflecting better than expected operating performance.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the period ended March 31, 2007, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 11.3 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 46-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replay of most recent earnings release conference calls;
  Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.